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                                                                  Execution Copy
                                                                   EXHIBIT 10.23


                                  ADDENDUM TO
                            STOCK PURCHASE AGREEMENT
                                      (QOI)

This ADDENDUM is made as of this 16th day of June, 2000 by and among

     MRV Communications, Inc., a corporation organized and existing under the laws of Delaware, U.S.A. with its principal executive office located at 20415 Nordhoff St., Chatsworth, CA 91311 U.S.A. ("MRV"), and

     Quantum Optech Inc., a corporation organized and existing under the laws of the Republic of China ("QOI"), with its principal executive office located at No. 14-1 Lane 78, Yan Her St., Chu Pei City, Hsinchu Hsine, Taiwan, ROC.

     Each person listed in the schedule of QOI shareholders attached to the Stock Purchase Agreement as Schedule 1 (individually, a "Signing Shareholder" and collectively the "Signing Shareholders"), represented by their attorney-in-fact, Mr. Keh-Shium Liu ("Attorney-in-Fact").

     MRV, QOI and the Signing Shareholders are referred to herein individually as the "Party" and collectively as the "Parties".

in reference to that certain Stock Purchase Agreement entered into amongst QOI, the Signing Shareholders and MRV on April 26, 2000 (the "Stock Purchase Agreement").

WHEREAS, the shareholders' meeting of MRV has approved a 2 for 1 stock split of MRV shares which has become effective on May 26, 2000, and the Parties desire to facilitate the conclusion of the Closing;

WHEREAS, pursuant to Article 13.10 and Article 13.19 of the Stock Purchase Agreement, the Parties desire to modify and amend Article 7.17 and Article
10.2.2 and add Article 8.1.12, Article 13.20 and Article 13.21 to the Stock Purchase Agreement;

NOW THEREFORE, in consideration of the mutual agreement herein contained, the Parties hereby agree to amend and modify said Articles to the Stock Purchase Agreement to be as follows:

7.17 QOI and the Selling Shareholders shall cause Mr. Wang-Nang Wang and other employees of QOI to assign and transfer, at no charge, title to all patents and other Intellectual Property rights (including, but not limited to, all registrations and applications for such patents and other Intellectual Property Rights registered or applied to the Intellectual Property Office of the Republic of China) set forth in Schedule 25 hereto to QOI, within twenty (20) days of execution of this Agreement. QOI and the Selling Shareholders shall further cause Mr. Wang-Nang Wang and other employees of QOI to assign and transfer at no charge all future registrations and applications for other Intellectual Property rights to QOI and other party designated by MRV with respect to all operations of DWDM (Dense


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     Wavelength Division Multiplexer) and OLPF (Optical Low Pass Filter)
     business, which are the inventions or designs developed or conceived by Mr. Wang-Nang Wang and/or other employees of QOI as of the Closing and in the course of performing their duties at QOI. QOI shall bear the expenses in connection with the registration of the transfer of the above Intellectual Property rights. Mr. Wang-Nang Wang agrees to provide QOI and other party designated by MRV at reasonable charge but no more than USD750 per day with any technical assistance required by MRV or QOI for the use and application of the Intellectual Property rights as described above currently possessed by QOI or subsequently assigned and transferred to QOI and other party designated by MRV. MRV has the option to offer MRV shares to Mr. Wang-Nang Wang in lieu of the said charge for any technical assistance so provided. To the extent that the Intellectual Property rights related to DWDM and OLPF are owned and/or controlled by Mr. Wang-Nang Wang within two (2) years from the date of the Closing, Mr. Wang-Nang Wang agrees to license the Intellectual Property rights to QOI or other party designated by MRV without charge and without limitation of period.

8.1.12 QOI and Selling Shareholders confirm that QOI's sales volume of OLPF in the year 1999 represents 18% and DWDM represents 0% of the total sales volume in Taiwan, falling below the 25% threshold set by the FTC. QOI and Selling Shareholders further confirm that as a result thereof the FTC approval stipulated in Article 8.1.11 is not required.

10.2.2 In the event that QOI or any of the Selling Shareholders breaches any of their covenants in Sections 7 and 9 above or any of its representations and warranties in Section 5 above or any other obligations set forth in this Agreement other than those contained in Sections 5.1.1, 5.1.2 and
        13.18 for which the relevant Party shall be responsible, and, if there is an applicable survival period pursuant to Section 10.1 above, provided that MRV makes a written claim for indemnification against the Selling Shareholders and/or QOI, then the Selling Shareholders (or, in the case of Sections 5.1.1, 5.1.2 and 13.18, the relevant responsible Party only), and QOI agree to jointly and severally indemnify MRV from and against the entirety of any Adverse Consequences MRV may suffer through and after the date of the claim for indemnification (including any Adverse Consequences MRV may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. The Parties further agree that MRV shall first look to the Escrowed Shares to satisfy any indemnity claim.

        The Parties agree that the maximum indemnification of liabilities of each Selling Shareholder shall be capped at the value of MRV Shares each Selling Shareholders received, determined by the closing price for MRV Shares on the date SEC registration of the shares (as referred to in Section 9.5) becomes effective; provided, however, that in no event shall the value per share for the purpose of determining the cap Thirty Five


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        United States Dollars (US$35) per share, nor shall the value for said purpose fall below Twenty-Nine United States Dollars (US$29) per share.

13.20 The Parties agree that in light of the recent 2 for 1 stock split of MRV common shares, the number of the MRV Shares issued, delivered and sold to the Selling Shareholders under the Stock Purchase Agreement shall be two times that as described in the Stock Purchase Agreement and the purchase price of the MRV Shares shall be changed to USD 35 per share.

13.21 Concurrent with the signing of this Addendum, QOI and the Selling Shareholders will provide MRV with a list of Principal Employees as agreed by MRV whose involvement is required for the purposes of operating the DWDM and OLPF machines and business respectively, together with the Letters of Consent as signed by the Principal Employees pursuant to Article 13.18.2 of the Stock Purchase Agreement as attached to this Addendum. It is acknowledged and agreed that Mr. Wang-Nang Wang is hereby removed from the list of the Principal Employees and is not considered a Principal Employee.

13.22 The parties recognize that MRV may designate its subsidiary Luminent Inc. to purchase the QOI shares.

Mr. Wang-Nang Wang confirms that Mr. Keh-Shium Liu retains full and irrevocable power and authority to act on behalf of QOI and the Selling Shareholders when dealing with matters relating to the Share Purchase Agreement and Escrow and Stock Pledge Agreement. Mr. Wang-Nang Wang further agrees that concurrent with the signing of this Agreement he will execute on behalf of QOI all the necessary documents and agreements (including without limitation to Deed of Assignment) to assign and sell the DWDM machine (involving Leybold and Pan Ocean corporations) and one set of Precision Optical machine to the party designated by MRV. Mr. Wang-Nang Wang agrees that he will continue to cooperate with and render all assistance (out-of-pocket expenses will be borne by QOI) to MRV relating to such DWDM operations without charge.

The above being the entire amendment made to the Stock Purchase Agreement agreed to between the Parties under this Amendment. The remainder of the Stock Purchase Agreement which has not been modified or amended hereof shall remain unchanged and in full force unless further amended in writing by the Parties. The Parties further agree that this Amendment sets forth the entire understanding of the Parties and supersedes all prior agreements, arrangements, understanding or communication in whatever forms relating to the subject matter hereof.


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IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed as of the day and year first above written.

MRV                                              QOI


By: /s/ Edmund Glazer                            By: /s/ Wang-Nang Wang
   --------------------------                       --------------------------
   Name:  Edmund Glazer                             Name:  Wang-Nang Wang
   Title: C.F.O.                                    Title: Chairman


SIGNING SHAREHOLDERS


By: /s/ Keh-Shium Liu                            By: /s/ Keh-Shium Liu
   ---------------------------                      --------------------------
   Name:   Keh-Shium Liu                            Name:  Keh-Shium Liu
                                                    Title: Deputy Chairman

WANG-NANG WANG

By: /s/ Wang-Nang Wang
   --------------------------
   Name:  Wang-Nang Wang